EXHIBIT 21.1

SUBSIDIARIES CONTROLLED BY REGISTRANT
As of December 31, 2005

ValueClick, Inc. Subsidiary Listing

Company	Percentage Ownership
Be Free, Inc. (Delaware)	100%
ClickAgents, Inc. (Delaware)	100%
Commission Junction, Inc. (Delaware)	100%
E-Babylon, Inc. (California)	100%
Fastclick, Inc. (Delaware)	100%
Hi-Speed Media, Inc. (California)	100%
Mediaplex, Inc. (Delaware)	100%
Mediaplex Systems, Inc. (Kentucky)	100%
Search123.com Inc. (California)	100%
VC E-Commerce Solutions, Inc. (California)	100%
Web Clients, Inc. (Delaware)	100%
Web Marketing Holdings, Inc. (Delaware)	100%
Be Free France (France)	100%
Be Free Germany GmbH (Germany)	100%
Be Free UK, Ltd. (United Kingdom)	100%
Commission Junction UK Ltd. (United Kingdom)	100%
Pricerunner AB (Sweden)	100%
Pricerunner Sweden AB (Sweden)	100%
Pricerunner Ltd. (United Kingdom)	100%
Pricerunner SAS (France)	100%
ValueClick Europe Ltd. (United Kingdom)	100%
ValueClick Sarl (France)	100%
ValueClick GmbH (Germany)	100%